Exhibit 5.1

April 13, 2022

SES AI Corporation 35 Cabot Road Woburn, MA 01801

Re: SES AI Corporation - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SES AI Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) on the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 20,714,793 shares (the “Old SES Plan Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), underlying certain outstanding stock options previously granted under the SES Holdings Pte. Ltd. 2021 Share Incentive Plan (the “Old SES Plan”), (ii) 36,864,968 shares (the “New SES Plan Shares”) of the Company’s Class A Common Stock reserved for issuance pursuant to the SES AI Corporation 2021 Incentive Award Plan (the “New SES Plan”) and (iii) 18,251,832 shares of the Company’s Class A Common Stock (the “Reoffer Prospectus Shares”) previously issued under restricted share awards or stock options granted under the Old SES Plan. We refer in this opinion letter to the Old SES Plan Shares, the New SES Plan Shares and the Reoffer Prospectus Shares collectively as the “Shares.”

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In connection with our opinion expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a)	the Registration Statement;

(b)	a copy of the Certificate of Incorporation of the Company, adopted on February 2, 2022;

(c)	a copy of the Bylaws of the Company, adopted on February 2, 2022;

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(d)	a copy of the resolutions of the board of directors of the Company relating to, among other matters, the filing of the Registration Statement;

(e)	the Old SES Plan;

(f)	the New SES Plan; and

(g)	the forms of Restricted Share Award Grant and Share Option Award Grant under the Old SES Plan.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinion expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

Based upon the foregoing assumptions, and subject to the qualifications set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that:

1.

the Old SES Plan Shares have been duly authorized for issuance and sale pursuant to the Old SES Plan by all necessary corporate action of the Company, and when issued as provided under the Old SES Plan, will be validly issued, fully paid and non-assessable;

2.

the New SES Plan Shares have been duly authorized for issuance and sale pursuant to the New SES Plan by all necessary corporate action of the Company, and when issued as provided under the New SES Plan, will be validly issued, fully paid and non-assessable;

3.	the Reoffer Prospectus Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The opinion expressed above is limited to questions arising under the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction. The opinion expressed

April 13, 2022

above is limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter. The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP

SL:JC:CM

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